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                                                                     EXHIBIT 4.4


                                    USEC Inc.
                  EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT
                              (Three Year Vesting)


NONQUALIFIED STOCK OPTION AGREEMENT (the "Agreement") dated as of ______________ (the "Date of Grant"), between USEC Inc., a Delaware corporation (the "Company"), and ____________ (the "Optionee"):


                                R E C I T A L S:
                                - - - - - - - -

The Company has adopted the USEC Inc. 1999 Equity Incentive Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

The Committee has determined that it is in the best interests of the Company and its shareholders to grant the option provided for herein to the Optionee pursuant to the Plan and the terms set forth herein as an increased incentive to contribute to the Company's future success and prosperity.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of the Option. The Company hereby grants to the Optionee an option (the "Option") which Option permits the Optionee to purchase all or any part of an aggregate of _________ Shares at a purchase price of $______ per share (the "Exercise Price"). The Option granted hereby is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option.

2. Vesting. Subject to Section 4 hereof, one-third of the Option shall become exercisable as of the first anniversary of the Date of Grant and an additional one-third of the Option shall become exercisable on each of the second and third anniversaries of the Date of Grant. At any time, the "Vested Portion" of the Option means that portion which (i) shall have become exercisable pursuant to the terms of this Agreement and (ii) shall not have been previously exercised.

3. Exercise of Option. (a) Subject to the provisions of the Plan and this Agreement (including Section 4 hereof), the Optionee may exercise all or any part of the Vested Portion of the Option at any time prior to the fifth anniversary of the Date of Grant (the "Expiration Date"); provided that the Option may be exercised with respect to whole Shares only. In no event shall the Option be exercisable on or after the Expiration Date.

(b) To the extent set forth in subparagraph (a) above, the Option may be exercised by delivering to the Company at its principal office written notice of intent to exercise. Such


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notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full, or adequate provision therefor, of the Exercise Price and any applicable withholding tax. The payment of the Exercise Price shall be made (i) in cash or (ii) by certified check or bank draft payable to the order of the Company or (iii) by tendering Shares which have been owned by the Optionee for at least six months (and which are not subject to any pledge or other security interest) or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to the Exercise Price. The Optionee may elect to pay all or any portion of the Exercise Price by having Shares with a Fair Market Value on the date of exercise equal to the Exercise Price withheld by the Company or sold by a broker-dealer. The payment of withholding tax shall be subject to Section 8 of this Agreement.

(c) Notwithstanding any other provision of the Plan or this Agreement to the contrary, no Option may be exercised prior to the completion of any registration or qualification of such Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any government body or national securities exchange, that the Committee shall in its sole discretion determine to be necessary or advisable.

(d) Upon the Company's determination that the Option has been validly exercised as to any of the Shares, the Company shall issue or cause to be issued as promptly as practicable certificates in the Optionee's name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificates or in the certificates themselves.

4. Termination of Employment. (a) In the event that the Optionee's employment with the Company is terminated by the Company for Cause or the Optionee breaches the covenants set forth in Section 9, the Option (whether vested or unvested) shall be deemed canceled and forfeited in its entirety on the date of the Optionee's termination of employment.

(b) In the event that the Optionee's employment with the Company is terminated by the Optionee voluntarily, the unvested portion of the Option shall be deemed canceled and forfeited on the date of Optionee's termination of employment and the Vested Portion, if any, of the Option as of the date of such termination shall remain exercisable for a period of one month following such termination of employment, and shall thereafter be deemed canceled and forfeited.

(c) In the event that the Optionee's employment with the Company is terminated by the Company without Cause or by reason of death, Disability or Retirement, unless otherwise provided by the Committee at the time of such termination, the Option shall vest in its entirety and shall remain exercisable for a period of one year following such termination of employment, and shall thereafter be deemed canceled and forfeited.

5. Change in Control. Upon a Change in Control of the Company, the unvested portion of the Option shall vest.


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6. No Right to Continued Employment: No Rights as a Shareholder. Neither the
Plan nor this Agreement shall confer on the Optionee any right to continued employment with the Company. The Optionee shall not have any rights as a shareholder with respect to any Shares subject to the Option prior to the date of exercise of the Option.

7. Transferability. Except as provided below, the Option is nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee, except by will or the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may transfer the Vested Portion to members of his or her immediate family (defined as his or her spouse, children or grandchildren) or to one or more trusts for the exclusive benefit of such immediate family members or partnerships in which such immediate family members are the only partners if the transfer is approved by the Committee and the Optionee does not receive any consideration for the transfer. Any such transferred portion shall continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer (except that such transferred portion shall not be further transferable by the transferee). No transfer of the Option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.

8. Withholding. The Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, local or foreign tax withholding requirements or like requirements, including the payment to the Company at the time of any exercise of the Option of all such taxes and requirements, and the Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Optionee upon any exercise of the Option or from any other compensation or other amount owing to the Optionee such amount (in cash, Shares or other property, as the case may be) as may be necessary in the opinion of the Company to satisfy all such taxes and requirements.

9. Confidential Information and Trade Secrets. The Optionee and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Optionee will not at any time during or after the Optionee's employment with the Company disclose or use for the Optionee's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of the Optionee's breach of this covenant. The Optionee agrees that upon termination of employment with


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the Company for any reason, the Optionee will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Optionee may retain personal notes, notebooks and diaries. The Optionee further agrees that the Optionee will not retain or use for the Optionee's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

10. Remedies. The Optionee acknowledges that a violation or attempted violation on the Optionee's part of Sections 9 will cause irreparable damage to the Company, and the Optionee therefore agrees that the Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Optionee or the Optionee's employees, partners or agents. The Optionee agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company may have under law or equity.

11. Failure to Enforce Not A Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee or the Optionee's transferee, if applicable, will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, with this Agreement, or as the Company otherwise deems necessary or advisable.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

14. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

15. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee's address as shown in the records of the Company or to such other address as may be designated in writing by either party.

16. Award Subject to Plan; Amendments to Award. This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.


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17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement. By execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.


                                            USEC Inc.



                                            By
                                              ----------------------------------
                                               Vice President, Human Resources
                                               & Administration




                                              ----------------------------------
                                                Name










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